CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 262 to the Registration Statement of The Advisors' Inner Circle Fund III (Form N-1A: File No. 333-192858) of our report dated September 29, 2020, on the financial statements and financial highlights of KBI Global Investors Aquarius Fund (one of the series constituting The Advisors’ Inner Circle Fund III (the “Fund”)) included in the Fund’s Annual Report to shareholders for the year ended July 31, 2020.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

November 25, 2020